Exhibit 99.1

Romano’s Macaroni Grill

Consolidated Financial Statements

June 27, 2012, June 29, 2011 and June 30, 2010

Romano’s Macaroni Grill

Index

June 27, 2012, June 29, 2011 and June 30, 2010

Page

Report of Independent Auditors	1

Consolidated Financial Statements

Consolidated Balance Sheets	2

Consolidated Statements of Operations	3

Consolidated Statements of Changes in Net Assets (Liabilities)	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6–17

Report of Independent Auditors

To the Board of Directors of
Romano’s Macaroni Grill:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in net assets (liabilities) and cash flows present fairly, in all material respects, the financial position of Romano’s Macaroni Grill (the “Business”) at June 27, 2012 and June 29, 2011, and the results of their operations and their cash flows for the years ended June 27, 2012, June 29, 2011 and June 30, 2010 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Business’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas

June 25, 2013

Romano’s Macaroni Grill

Consolidated Balance Sheets

June 27, 2012 and June 29, 2011

(in thousands)

	2012	2011
Assets
Current assets
Cash and cash equivalents	$7,105	$20,210
Restricted cash	2,511	3,050
Accounts receivable, net of reserve of $131 and $131	5,186	3,567
Inventory	3,646	2,740
Prepaid insurance	1,729	2,228
Prepaid rent	228	2,197
Deferred tax asset	—	932
Other current assets	2,159	1,959
Total current assets	22,564	36,883
Property and equipment
Buildings and leasehold improvements	14,333	8,381
Furniture and equipment	19,911	15,357
	34,244	23,738
Less: Accumulated depreciation	(11,595)	(5,690)
	22,649	18,048
Intangible assets	8,510	8,662
Deferred tax asset	2,197	1,937
Deposits and other	740	905
Total assets	$56,660	$66,435
Liabilities and Net Assets
Current liabilities
Accounts payable	$13,529	$11,299
Accrued wages	6,003	6,701
Accrued liabilities	18,489	27,440
Deferred tax liability	544	—
Total current liabilities	38,565	45,440
Unfavorable lease liability	1,518	2,043
Deferred rent	13,538	9,827
Total liabilities	53,621	57,310
Net assets	3,039	9,125
Total liabilities and net assets	$56,660	$66,435

The accompanying notes are an integral part of these consolidated financial statements.

Romano’s Macaroni Grill

Consolidated Statements of Operations

Years Ended June 27, 2012, June 29, 2011 and June 30, 2010

(in thousands)

	2012	2011	2010

Revenue
Restaurant sales	$389,941	$431,573	$518,618
Royalties	5,502	6,091	5,734
Total revenue	395,443	437,664	524,352
Cost and expenses
Restaurant operating costs
Cost of sales	106,251	115,875	149,450
Labor	129,978	139,485	194,784
Rent expense	30,406	30,769	30,624
Other operating costs	108,577	92,100	140,436
General and administrative	22,372	32,665	18,495
Advisory fees, net	1,406	1,418	51
Depreciation and amortization	5,530	3,959	1,593
Total costs and expenses	404,520	416,271	535,433
Operating income (loss)	(9,077)	21,393	(11,081)
Interest expense, net	(6)	(19)	(64)
Gain (loss) on insurance	3,807	2,316	(102)
Income (loss) before income taxes	(5,276)	23,690	(11,247)
Income tax expense	1,048	1,501	651
Net income (loss)	$(6,324)	$22,189	$(11,898)

The accompanying notes are an integral part of these consolidated financial statements.

Romano’s Macaroni Grill

Consolidated Statements of Changes in Net Assets (Liabilities)

Years Ended June 27, 2012, June 29, 2011 and June 30, 2010

(in thousands)

Balance at June 24, 2009	$(958)
Stock-based compensation	8
Net loss	(11,898)
Balance at June 30, 2010	(12,848)
Stock-based compensation	77
Distributions	(293)
Net income	22,189
Balance at June 29, 2011	9,125
Stock-based compensation	238
Net loss	(6,324)
Balance at June 27, 2012	$3,039

The accompanying notes are an integral part of these consolidated financial statements.

Romano’s Macaroni Grill

Consolidated Statements of Cash Flows

Years Ended June 27, 2012, June 29, 2011 and June 30, 2010

(in thousands)

	2012	2011	2010

Cash flows from operating activities
Net income (loss)	$(6,324)	$22,189	$(11,898)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Insurance proceeds for property and equipment damages	(1,432)	(1,376)	—
Depreciation and amortization	5,530	3,959	1,593
Loss on disposal of assets	132	271	264
Impairment charges	575	128	—
Stock-based compensation	238	77	8
Deferred income taxes	1,216	(2,684)	—
Changes in assets and liabilities
Accounts receivable	(1,619)	809	29
Inventories	(906)	494	828
Prepaid expenses and other	2,268	(3,452)	2,736
Deposits and other	(360)	(239)	(19)
Accounts payable	2,232	(12,849)	3,140
Accrued liabilities	(9,651)	1,819	5,549
Deferred rent liability	3,711	4,082	2,920
Net cash provided by (used in) operating activities	(4,390)	13,228	5,150
Cash flows from investing activities
Payments for property and equipment	(10,686)	(7,703)	(6,573)
Insurance proceeds for property and equipment damages	1,432	1,376	—
Decrease (increase) in restricted cash	539	1,000	(1,750)
Net cash used in investing activities	(8,715)	(5,327)	(8,323)
Cash flows from financing activities
Distributions	—	(478)	—
Net cash used in financing activities	—	(478)	—
Net change in cash and cash equivalents	(13,105)	7,423	(3,173)
Cash and cash equivalents
Beginning of year	20,210	12,787	15,960
End of year	$7,105	$20,210	$12,787
Supplemental cash flow information:
Income taxes paid	$3,733	$806	$382

The accompanying notes are an integral part of these consolidated financial statements.

Romano’s Macaroni Grill

Notes to Consolidated Financial Statements

June 27, 2012, June 29, 2011 and June 30, 2010

1.                            Summary of Significant Accounting Policies

Nature of Operations

Romano’s Macaroni Grill (the “Business”) owns, operates and franchises a full service, casual dining restaurant brand under the name Romano’s Macaroni Grill. The restaurant operations are included in Mac Parent LLC (“Mac Parent”), a Delaware limited liability company, and its wholly owned subsidiaries.  At June 27, 2012, it operated 182 company-owned restaurants in the United States and franchised 34 restaurants.

On April 9, 2013, the Business was sold by Golden Gate Capital, management and other investors to Ignite Restaurant Group, Inc. (“Ignite”) for $60.8 million in an all-cash transaction.  The transaction was organized such that Ignite purchased approximately 83% of Mac Parent by acquiring the stock of two holding entities (“Holding Entities”) formerly owned by Golden Gate Capital and management. The remaining approximately 17% of the partnership interest of Mac Parent was purchased directly from other investors.

Basis of Presentation

The financial statements of the Business include the accounts of the consolidated operations of Mac Parent and its subsidiaries, as well as 100% of the tax attributes of the Business. The tax attributes attributable to the 17% interest held by other investors were not acquired by Ignite; management has determined that this portion of the Business’s tax attributes are not material to these consolidated financial statements.  All intercompany accounts and transactions have been eliminated in this presentation.

The Business has adopted a 52/53 week fiscal year ending on the last Wednesday in June.  Fiscal year 2012 which ended on June 27, 2012 contained 52 weeks.  Fiscal year 2011 which ended on June 29, 2011 contained 52 weeks.  Fiscal year 2010 which ended on June 30, 2010 contained 53 weeks.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues, costs and expenses during the reporting period.  Actual results could differ significantly from those estimates.

Revenue Recognition

The Business records revenue from the sale of food, beverages and alcohol as products are sold.  Royalties from franchisees, which are a percentage of net sales of franchised restaurants, are recorded as income when the franchisee completes sales.  Proceeds from the sale of gift cards are recorded as deferred revenue and recognized as income when the gift card is redeemed by the holder.

Cash and cash equivalents

The Business considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximates their fair value due to their short-term maturities.

Romano’s Macaroni Grill

Notes to Consolidated Financial Statements

June 27, 2012, June 29, 2011 and June 30, 2010

In the normal course of business, the Business maintains bank balances in excess of federally insured limits.  The Business has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

The Business is required by insurers to provide collateral for the self-insured portion of workers’ compensation and liability claims, and by a landlord as security for lease obligations.  The collateral requirements were satisfied by issuing cash secured letters of credit.  Total pledged collateral was $2.5 million, and $3.1 million as of June 27, 2012 and June 29, 2011, respectively.  These cash balances have been classified as restricted in the consolidated balance sheet.

Accounts Receivable

Accounts receivable which principally includes receivables from credit card processors and amounts due from franchisees, net of the allowance for doubtful accounts, represents their estimated net realizable value.  Provisions for doubtful accounts are recorded based on management’s judgment regarding the ability to collect as well as the age of the receivables.  Accounts receivable are written off when they are determined to be uncollectible.  Accounts receivable also includes insurance receivables of $0 and $723 thousand as of June 27, 2012 and June 29, 2011, respectively.

Inventories

Inventories, which consist of food, beverages, and supplies, are stated at the lower of cost (weighted average cost method) or market.

Property and Equipment

Property and equipment is stated at cost.  Buildings and leasehold improvements are depreciated using the straight-line method over the lesser of the life of the lease, including renewal options, or the estimated useful lives of the assets, which range from 5 to 20 years.  Furniture and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years.  The Business expensed $5.4 million, $3.8 million and $1.4 million of depreciation for the years ended June 27, 2012, June 29, 2011 and June 30, 2010, respectively.  Routine repair and maintenance costs are expensed when incurred.  Major replacements and improvements are capitalized.

Intangible Assets

Indefinite-lived intangible assets are not amortized, but tested for impairment annually or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount.  The indefinite-lived intangible assets include the value assigned to acquire the Macaroni Grill trade names and trademarks as well as liquor licenses (see Note 2).

Definite-lived intangible assets include the value of franchise agreements, which are included in intangible assets in the consolidated balance sheet (see Note 2).  Franchise agreements are amortized on a straight-line basis over 15 years.

Romano’s Macaroni Grill

Notes to Consolidated Financial Statements

June 27, 2012, June 29, 2011 and June 30, 2010

Impairment of Definite-Lived Assets

The Business evaluates property and equipment and definite-lived intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  An impairment is determined by comparing estimated undiscounted future operating cash flows for the asset to the carrying amount of the asset.  If an impairment exists, an impairment loss would be recognized to the extent that the carrying value exceeds fair value.  The Business recorded impairment losses of $575 thousand, $128 thousand and $0 for the years ended June 27, 2012, June 29, 2011 and June 30, 2010, respectively.  The impairments principally relate to underperforming restaurant locations.

Operating Leases

Rent expense for leases that contain scheduled rent increases is recognized on a straight-line basis over the lease term, including cancelable option periods where failure to exercise such options would result in an economic penalty such that the renewal appears reasonably assured.  Rent expense also includes the amortization of favorable and unfavorable leases recorded upon Golden Gate’s acquisition of the Business.  The net amount of favorable and unfavorable lease amortization was a reduction to rent expense of $413 thousand, $469 thousand and $429 thousand for the years ended June 27, 2012, June 29, 2011 and June 30, 2010, respectively.

Contingent rents are generally amounts due as a result of sales in excess of amounts stipulated in certain restaurant leases and are included in other operating costs as they are incurred.

Advertising

Advertising production costs are expensed in the period when the advertising first takes place.  Other advertising costs are expensed as incurred.  Advertising costs were approximately $21.9 million, $1.9 million and $28.5 million for the years ended June 27, 2012, June 29, 2011 and June 30, 2010, respectively, and are included in other operating costs in the consolidated statement of income.

Loyalty Program

The Business began participation in fiscal 2012 in loyalty programs administered by a third party that provide their members awards such as airline miles when they use their credit cards at participating merchants such as the Business.  The objective of the program is to increase the volume of diners visiting the Business’s restaurants.  Typically, the cost paid to the third party is based on a percentage of the total check of participating loyalty program members.  This cost is reflected as operating costs at the time the associated revenue is recognized.  During the year ended June 27, 2012, the Business recorded expenses of $3.4 million related to the third party loyalty program.

Sales Taxes

Sales taxes collected from guests are excluded from revenues.  The obligation is included in accrued liabilities until the taxes are remitted to the appropriate taxing authorities.

Self-Insurance Program

The Business utilizes a paid loss self-insurance plan for health, general liability and workers’ compensation coverage.  Predetermined loss limits have been arranged with insurance companies to limit the per occurrence cash outlay.  Accrued liabilities include the estimated incurred but unreported costs to settle unpaid claims and estimated future claims.

Income Taxes

The Business is subject to U.S. federal income tax and income taxes imposed in the state and local jurisdictions where it operates its restaurants.  Deferred income taxes are provided on temporary

Romano’s Macaroni Grill

Notes to Consolidated Financial Statements

June 27, 2012, June 29, 2011 and June 30, 2010

differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years’ tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. In assessing the realizability of deferred tax assets, the Business considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Business considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years’ tax returns.

The Business accounts for uncertain tax positions using a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by tax authorities, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. See Note 10 for information regarding changes in our unrecognized tax benefits.

Stock Based Compensation

The Business accounts for stock based compensation by expensing the fair value of such awards. Stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).  Options are granted at a price not less than the fair value of the Business’s equity units at the date of grant.  For stock-based awards, the Business will amortize the compensation expense on a graded vesting model, whereby compensation cost is recognized over the requisite service period for each separately vesting tranche of the award.  In addition, stock-based compensation is adjusted annually for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience.  See Note 6 — “Stock-Based Compensation” for further discussion.

2.                            Intangible Assets

Intangible assets consist of the following (in thousands):

	2012	2011

Definite Lived
Franchise agreements	$2,272	$2,272
Less: Accumulated amortization	(533)	(381)
	1,739	1,891
Indefinite Lived
Trade names and trademarks	5,149	5,149
Liquor licenses	1,622	1,622
	$8,510	$8,662

Romano’s Macaroni Grill

Notes to Consolidated Financial Statements

June 27, 2012, June 29, 2011 and June 30, 2010

Amortization of franchise agreements is included in depreciation and amortization, and the amortization expense was $152 thousand each for the years ended June 27, 2012, June 29, 2011 and June 30, 2010.

The estimated amortization expense for the Business’s amortizable intangible assets is as follows (in thousands):

2013	$152
2014	152
2015	152
2016	152
2017	152
Thereafter	979
$1,739

3.                            Accrued Liabilities

Accrued liabilities consist of the following at June 27, 2012 and June 29, 2011 (in thousands):

	2012	2011

Gift cards	$3,719	$3,544
Self-insurance	2,994	3,666
Property tax	2,276	2,822
Sales tax	2,134	2,440
Vacation	1,683	3,275
Bonus	1,671	4,745
Loyalty program	1,268	—
Utilities	1,254	1,417
Advisory fees	656	253
Income tax payable	58	3,958
Other	776	1,320
	$18,489	$27,440

4.                            Closed Store Reserve

The Business closed two restaurants in fiscal year 2012, two restaurants in fiscal year 2011 and two restaurants in fiscal year 2010 due to poor performance.  Closed store charges, which principally include impairments of leasehold improvements and furniture and equipment and reserves for remaining lease payments after store closure, were for the years ended June 27, 2012, June 29, 2011 and June 30, 2010, $131 thousand, $300 thousand and $676 thousand, respectively and are included in other restaurant operating costs in the consolidated income statement.  The closed store reserve was $252 thousand and $474 thousand at June 27, 2012 and June 29, 2011, respectively, and is included in accrued liabilities in the consolidated balance sheet.

Romano’s Macaroni Grill

Notes to Consolidated Financial Statements

June 27, 2012, June 29, 2011 and June 30, 2010

5.                            Leases

The Business leases restaurant facilities, office space, and certain equipment under operating leases having terms expiring at various dates through fiscal 2028.  The restaurant leases have renewal clauses of 4 to 30 years at the Business’s option and, in some cases, have provisions for contingent rent based upon a percentage of sales in excess of specified levels, as defined in the leases.  Contingent rent is included in rent expense and was $15 thousand, $49 thousand and $109 thousand for the years ended June 27, 2012, June 29, 2011 and June 30, 2010, respectively.

As of June 27, 2012, future minimum lease payments on operating leases were as follows (in thousands):

Fiscal year

2013	$28,044
2014	26,125
2015	23,452
2016	20,613
2017	17,641
Thereafter	153,828
Total minimum lease payments	$269,703

6.                            Stock-Based Compensation

The Business maintains an incentive equity plan under which directors, employees, officers, or consultants may be awarded units of Mac Parent.  All units typically fully vest after recipients have worked for or otherwise been associated with the Business subsequent to the grant date in a full time capacity for a period of four years.

Mac Parent has issued equity incentive units to certain employees of the Business.  These equity incentive units have a participation threshold that acts as a strike price and establishes a threshold at which the unit will begin to participate in a liquidity event and in the event of distributions, as defined in the agreements.  The units participate in distributions after all preferred returns have been satisfied.  The equity incentive units granted vest over four years, 25% the first year and 6.25% for each quarter thereafter.  The incentive units have no contractual termination but cease vesting upon the termination of employment.

The weighted average grant date fair value and exercise price of awards granted during the years ended June 27, 2012, June 29, 2011 and June 30, 2010 was $0.69, $0.06 and $0.02, and $0.69, $0.10 and $0.34 per award, respectively.  The Business recognized compensation expense related to the equity incentive units of $238 thousand, $77 thousand and $8 thousand for the years ended June 27, 2012, June 29, 2011 and June 30, 2010, respectively.  Total unrecognized compensation expense related to unvested equity investment units was $382,427 as of June 27, 2012, which is expected to be recognized over a weighted average period of approximately 1.83 years.  The expense will be recognized using a straight line method over the required four year vesting period.  There were 26,306,018 and 25,471,643 units outstanding at June 27, 2012 and June 29, 2011, respectively.

Romano’s Macaroni Grill

Notes to Consolidated Financial Statements

June 27, 2012, June 29, 2011 and June 30, 2010

Valuation Methodology

Fair value of the units is determined using the Black-Scholes pricing model.  This model assumes asset volatility for comparable company’s equity volatility and leverage.

The fair value of options granted during the years ended June 27, 2012, June 29, 2011 and June 30, 2010 was calculated using the following estimated weighted average assumptions.

	2012	2011	2010

Risk-free interest rate	1.38%	1.66%	2.32%
Expected time to liquidity event in years	4.0	4.0	4.0
Expected asset volatility	47.10%	60.72%	52.19%
Expected dividend yield	0.00%	0.00%	0.00%

Risk-Free Interest Rate

This is an interpolated rate from the U.S. constant maturity treasury rate for a term corresponding to the time to liquidity event, as described below.  An increase in the risk-free interest rate will increase compensation expense.

Time to Liquidity Event

This is the period of time over which the units granted are expected to remain outstanding.  An increase in the expected term will increase compensation expense.

Asset Volatility

This is a measure of the amount by which the price of various comparable company’s common stock has fluctuated or is expected to fluctuate, as the Mac Parent’s common stock is not publicly traded.  An increase in the expected volatility will increase compensation expense.

Expected Dividend Yield

The Business intends to retain any earnings to finance future growth and therefore does not anticipate paying any cash dividends on its common stock in the foreseeable future.

Romano’s Macaroni Grill

Notes to Consolidated Financial Statements

June 27, 2012, June 29, 2011 and June 30, 2010

Equity Incentive Unit Activity

		Weighted
		Average
	Class B	Participation
	Units	Threshold

Unvested at June 24, 2009	4,000,000	$1.25
Granted	4,552,258	0.34
Vested	(2,976,582)	0.80
Forfeited	(257,794)	0.34
Unvested at June 30, 2010	5,317,882	0.77
Granted	23,317,823	0.10
Vested	(366,613)	0.34
Forfeited	(4,640,644)	0.83
Unvested at June 29, 2011	23,628,448	0.10
Granted	1,075,000	0.69
Vested	(10,325,552)	0.10
Forfeited	(240,625)	0.35
Unvested at June 27, 2012	14,137,271	$0.15

The average remaining contractual life of options outstanding at June 27, 2012 is two years.

7.                            Savings Plan

The Business sponsors a qualified defined contribution retirement plan covering all employees who have attained the age of twenty-one and have completed eleven months of service.  The plan allows eligible employees to contribute, subject to IRS limitations on total annual contributions, up to 90% of their base compensation and 100% of their eligible bonuses, as defined in the plan, to various investment funds.  During the first six periods of Fiscal 2011 (all in Calendar 2010), the Business matched in cash at a rate of 100% of the first 3% an employee contributes and 50% of the next 2% the employee contributes with immediate vesting.  The plan was modified in January 2011 and the Business match became discretionary.  The Business contributed approximately $359 thousand, $347 thousand and $728 thousand for the years ended June 27, 2012, June 29, 2011 and June 30, 2010, respectively.

8.                            Related Party Transactions

The Business entered into an advisory agreement whereby it pays management fees to Golden Gate and Brinker International, Inc., its former owner, and reimburses them for certain out-of-pocket expenses.  The agreement remains in effect for ten years and will be automatically extended on a year to year basis until terminated.  During fiscal 2012, 2011 and 2010, the Business recorded approximately $1.4 million, $1.3 million and $1.6 million, respectively, in expenses related to advisory services provided under these agreements and had $656 thousand of advisory fees accrued for at June 27, 2012. Also included in fiscal 2011 advisory fees is $1.3 million paid to a third party for consulting services required by Golden Gate.  These advisory agreements were terminated in conjunction with the sale of the Business to Ignite.

Romano’s Macaroni Grill

Notes to Consolidated Financial Statements

June 27, 2012, June 29, 2011 and June 30, 2010

The Business recorded advisory fee income for the years ended June 27, 2012, June 29, 2011 and June 30, 2010 of $0, $1.2 million and $1.5 million, respectively in accordance with an advisory services agreement entered into during the year ended June 30, 2010 with an affiliate of Golden Gate.

The Business engages in shared operating services that result in net receivables due from Brinker in the amount of $1.1 million and $721 thousand at June 27, 2012 and June 29, 2011, respectively.

On October 5, 2010, an affiliate of Golden Gate issued 324,624 units to certain executives of the Business.  The options vest over four years.  The associated compensation expense was immaterial for the fiscal years ending June 27, 2012 and June 29, 2011.

During 2012, an affiliate of Golden Gate issued management incentive units to certain executives of the Business for services rendered.  The Business engages in shared management services with the affiliate and is reimbursed for the salary of two of its executives for services rendered.  The Business was reimbursed $215 thousand during the year ended June 27, 2012 and had a remaining receivable of $135 thousand at June 27, 2012.

9.                            Contingencies

The Business is engaged in ordinary and routine litigation incidental to its business, but management does not anticipate that any amounts that the Business may be required to pay by reason of such litigation, net of insurance reimbursements, will have a materially adverse effect on its financial position.

10.                     Income Taxes

Income tax expense (benefit) consisted of the following (in thousands):

	2012	2011	2010
Current income tax
Federal	$(461)	$2,201	$161
State	(8)	1,693	250
Foreign	301	291	240
	(168)	4,185	651
Deferred income tax
Federal	1,252	(2,592)	—
State	(36)	(92)	—
	1,216	(2,684)	—
Total income tax expense	$1,048	$1,501	$651

At June 27, 2012, the Business had federal income tax credit carryforwards of approximately $11.4 million, comprised primarily of the credit for FICA and Medicare taxes paid on reported employee tip income. The FICA credit will begin to expire in 2030 if unused prior to that time.

In assessing the realizability of deferred tax assets, at June 30, 2010, the Business considered whether it is more likely than not that some or all of the deferred tax assets will not be realized. Primarily as a result of the cumulative losses for the three-year period ending June 30, 2010, the Business could not conclude that it is more likely than not that the deferred tax assets would be fully

Romano’s Macaroni Grill

Notes to Consolidated Financial Statements

June 27, 2012, June 29, 2011 and June 30, 2010

realized.  Accordingly, the Business increased the valuation allowance by $8.7 million against the deferred tax assets.

In assessing the realizability of the deferred tax assets, at June 29, 2011 the Business considered whether it is more likely than not that some or all of the deferred tax assets will not be realized. Based on the Business generating cumulative income for the three year period ending June 29, 2011, it was concluded that it is more likely than not that the Business will realize the federal tax benefits associated with the deferred tax assets except the FICA tips credit carryforward. Accordingly, the Business has reduced the previously established valuation allowance by $4.8 million.

In assessing the realizability of deferred tax assets, at June 27, 2012 the Business considered whether it is more likely than not that some or all of the deferred tax assets will not be realized. Accordingly, the Business increased the valuation allowance by $5.0 million primarily related to deferred tax assets associated with FICA tips credits.  The ultimate realization of our deferred tax assets is dependent on the generation of future taxable income during periods in which temporary differences and carryforwards become deductible.

A reconciliation between the amount of income tax expense (benefit) determined by applying the applicable U.S. statutory income tax rate to income before income taxes (loss) is as follows (in thousands):

	2012	2011	2010

Tax expense at the federal statutory income tax rate	$(1,846)	$8,292	$(3,936)
Permanent differences	120	173	42
State income taxes, net of federal impact	(88)	1,057	(247)
Foreign taxes	301	291	240
Tax credit carryforwards	(2,426)	(3,553)	(4,194)
Change in valuation allowance	4,987	(4,759)	8,746
Total income tax expense	$1,048	$1,501	$651
Effective income tax rate	-19.9%	6.3%	-5.8%

The components of our deferred tax assets and liabilities are as follows as of June 27, 2012 and June 29, 2011 (in thousands):

Romano’s Macaroni Grill

Notes to Consolidated Financial Statements

June 27, 2012, June 29, 2011 and June 30, 2010

	2012	2011
Deferred tax assets
Accrued expenses	$2,158	$4,482
Deferred revenue	403	—
Net operating losses	164	—
Credit carryforwards	11,399	6,412
Deferred rent	5,155	3,742
Other	214	269
Total deferred tax assets	19,493	14,905
Valuation allowance	(11,399)	(6,412)
Deferred tax assets after valuation allowance	8,094	8,493

Deferred tax liability
Prepaid expenses	(1,418)	(1,532)
Property and equipment	(4,590)	(3,847)
Intangibles	(433)	(245)
Total deferred tax liabilities	(6,441)	(5,624)
Net deferred tax assets	$1,653	$2,869

The Business files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions and is subject to U.S. federal income tax examinations by tax authorities for the fiscal year ended June 30, 2010 and forward. The Business is also subject to various state income tax examinations by state tax authorities for the fiscal year ended June 30, 2010 and forward. The Business has not been audited by any tax authorities since fiscal year 2008, and the Business has no other income tax audits either open or scheduled at this time.

The Business has uncertain tax positions related to temporary items. The full balance of approximately $41 thousand, if challenged by taxing authorities and not sustained, would affect the annual effective rate, net of any federal tax benefits. We do not expect any changes that will significantly impact our uncertain tax positions within the next twelve months.

	2012	2011	2010

Balance at beginning of year	$1,421	$—	$—
Additions for tax positions of the current year	—	1,421	—
Reductions for tax positions of prior years	(1,380)	—	—
Balance at end of year	$41	$1,421	$—

The Business accrues interest and penalties related to our uncertain tax positions as a component of income tax expense. During the years ended June 27, 2012, June 29, 2011 and June 30, 2010, the Business recognized approximately $3 thousand, $84 thousand and $0 of interest and penalties, respectively.

Romano’s Macaroni Grill

Notes to Consolidated Financial Statements

June 27, 2012, June 29, 2011 and June 30, 2010

11.                     Subsequent Events

The Business has performed an evaluation of subsequent events through June 25, 2013, which is the date the financial statements were available to be issued.

On July 31, 2012, the Business entered into a Credit Agreement with Cadence Bank, N.A.  The facility is for a principal amount of $10.0 million and has a term of three years.  The revolving credit facility is available to be used for working capital, other general corporate purposes and allows for a basket of $4.0 million in letters of credit.  Each Revolving Loan may be a Base Rate Loan or a Eurodollar Rate Loan.  Interest will be calculated on (i) each Eurodollar Rate Loans at a rate annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.  Base Rate means for any day a fluctuating rate per annum equal to the highest of a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Cadence Bank as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%.  “Applicable Rate” means, (i) for any Loan that is a Eurodollar Loan, four percent (4.00%), and (ii) for any Loan that is a Base Rate Loan, three percent (3.00%).  The Credit Agreement contains customary covenants and restrictions, including, but not limited to:  (1)  prohibitions on incurring additional indebtedness and from guaranteeing obligations of others; (2) prohibitions on creating, incurring, assuming or permitting to exist any lien on or with respect to any property or asset; (3) limitations on our ability to enter joint ventures, acquisitions, and other investments; (4) prohibitions on directly or indirectly creating or becoming liable with respect to certain contingent liabilities; and (5) restrictions on directly or indirectly declaring, ordering, paying, or making equity distributions.  The Credit Agreement also requires the Business to maintain certain financial covenants.  The Business’s obligations under the Credit Agreement are guaranteed by each of its existing and future subsidiaries and are secured by substantially all of its assets and pledge of the capital stock of its subsidiaries.  The Credit Agreement includes customary events of default.

On September 19, 2012, the Business acquired the assets and assumed certain liabilities of the restaurant operations of 4 franchisee-owned Macaroni Grill locations from a franchisee for $1.5 million.  The purchase price has been preliminarily allocated to property and equipment.  The purchase price allocation has not been finalized due to the finalization of certain valuations.

On April 9, 2013, the Business was sold to Ignite Restaurant Group, Inc. for an aggregate purchase price of approximately $60.8 million in an all-cash transaction, which reflects estimated working capital and other pre-closing adjustments, from Golden Gate and certain of its affiliates that control the Business. The aggregate purchase price includes repayment of the outstanding balance of the revolving credit facility on the date of closing.  The final purchase price remains subject to additional working capital and post-closing adjustments. The sale includes 186 company-owned and twelve franchised restaurants across 36 states and Puerto Rico, as well as twelve additional franchised units throughout nine foreign countries.